Exhibit 99.1

Acushnet Holdings Corp. Announces
Second Quarter and Year-to-Date 2023 Financial Results

Second Quarter and Year-to-Date 2023 Financial Results
•Second quarter net sales of $689.4 million, up 4.7% year over year, up 6.4% in constant currency
•Year-to-date net sales of $1,375.7 million, up 8.8% year over year, up 11.6% in constant currency
•Second quarter net income attributable to Acushnet Holdings Corp. of $74.7 million, up 12.3% year over year
•Year-to-date net income attributable to Acushnet Holdings Corp. of $167.9 million, up 13.8% year over year
•Second quarter Adjusted EBITDA of $132.1 million, up 24.0% year over year
•Year-to-date Adjusted EBITDA of $278.8 million, up 23.1% year over year

FAIRHAVEN, MA – August 3, 2023 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet" or, the "Company"), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and six months ended June 30, 2023.
“Acushnet continues to build momentum as our team delivered a 6.4% constant currency sales increase in the quarter, led by double digit gains in Titleist golf balls and golf clubs. We are pleased with golfer response to our latest product launches, especially new Pro V1 golf balls and TSR drivers. Recent Major wins by Titleist and FootJoy brand ambassadors Wyndham Clark and Brian Harman at the U.S. Open and Open Championship help to validate our product performance stories while generating positive energy for our brands,” said David Maher, Acushnet’s President and Chief Executive Officer. “Underscoring our enthusiasm is strong participation and interest in the sport of golf, particularly in the U.S., where rounds of play were up over 5% year-to-date.”

“As we look ahead to the second half of the year, we are excited to launch new T-Series irons later this summer and a wide assortment of new products from FootJoy and KJUS for the Fall and Winter seasons,” continued Mr. Maher. “Our outlook reflects confidence in our team’s ability to develop and deliver high performance products and services to dedicated golfers around the world and continued investments in Titleist golf balls and golf clubs, while tempered somewhat by elevated marketplace inventories in the footwear category. Our talented team of Acushnet associates remains focused on executing our long-term strategies and striving to deliver long-term value for our shareholders.”

Summary of Second Quarter 2023 Financial Results

	Three months ended June 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
Net sales	$689.4	$658.6	$30.8	4.7%	$42.2	6.4%
Net income attributable to Acushnet Holdings Corp.	$74.7	$66.5	$8.2	12.3%
Adjusted EBITDA	$132.1	$106.5	$25.6	24.0%
_______________________________________________________________________________________

Consolidated net sales for the quarter increased 4.7%, or 6.4% on a constant currency basis, primarily driven by higher sales volumes in Titleist golf balls and Titleist golf clubs, partially offset by lower sales volumes in FootJoy golf wear, mainly footwear. A decline in sales volumes of products that are not allocated to one of our four reportable segments also contributed to the change in net sales.

On a geographic basis, higher net sales in the United States were largely driven by increases of 23.0% in Titleist golf balls and 25.9% in Titleist golf clubs, primarily due to higher sales volumes of Pro V1 and Pro V1x golf balls and TSR drivers, fairways and hybrids and Scotty Cameron Super Select putters. This increase was partially offset by a decrease of 5.1% in FootJoy golf wear primarily due to lower sales volumes in footwear, partially offset by higher sales volumes in apparel.

Net sales in regions outside the United States decreased 6.3%, or 2.5% on a constant currency basis. In Korea, net sales decreased primarily due to lower sales volumes of products that are not allocated to one of our four reportable segments and lower sales volumes in FootJoy golf wear, partially offset by sales volume increases in Titleist golf balls and Titleist golf clubs. In EMEA, net sales decreased primarily due to lower sales volumes in FootJoy golf wear, partially offset by higher sales volumes in Titleist golf balls. In Japan, net sales decreased primarily due to lower sales volumes in Titleist golf clubs and FootJoy golf wear. In Rest of World, net sales increased across all reportable segments.

Segment specifics:
•18.0% increase in net sales (19.8% increase on a constant currency basis) of Titleist golf balls primarily due to higher sales volumes and higher average selling prices of our Pro V1 and Pro V1x golf balls launched in the first quarter of 2023.

•14.5% increase in net sales (16.3% increase on a constant currency basis) of Titleist golf clubs largely due to higher sales volumes of our latest generation of TSR drivers, fairways and hybrids and Scotty Cameron Super Select putters, partially offset by lower sales volumes of second model year irons and wedges.

•1.2% increase in net sales (2.9% increase on a constant currency basis) of Titleist golf gear largely due to higher average selling prices across all product categories, partially offset by lower sales volumes in headwear.

•11.1% decrease in net sales (9.5% decrease on a constant currency basis) in FootJoy golf wear primarily due to lower sales volumes in footwear, partially offset by higher sales volumes in apparel.

Net income attributable to Acushnet Holdings Corp. increased 12.3% to $74.7 million, year over year, primarily as a result of an increase in income from operations, partially offset by increases in interest expense and income tax expense.
Adjusted EBITDA was $132.1 million, up 24.0% year over year. Adjusted EBITDA margin was 19.2% for the second quarter versus 16.2% for the prior year period.
Summary of First Six Months 2023 Financial Results

	Six months ended June 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
Net sales	$1,375.7	$1,264.7	$111.0	8.8%	$146.3	11.6%
Net income attributable to Acushnet Holdings Corp.	$167.9	$147.5	$20.4	13.8%
Adjusted EBITDA	$278.8	$226.5	$52.3	23.1%
_______________________________________________________________________________________

Consolidated net sales for the first six months increased 8.8%, or 11.6% on a constant currency basis, primarily driven by higher sales volumes in Titleist golf balls, Titleist golf clubs and Titleist golf gear. A decline in sales volume of products that are not allocated to one of our four reportable segments also contributed to the change in net sales.

On a geographic basis, net sales in the United States were higher driven by increases of 23.0% in Titleist golf balls, 22.9% in Titleist golf clubs, 26.9% in Titleist golf gear and 7.8% in FootJoy golf wear, all primarily driven by higher sales volumes.

Net sales in regions outside the United States were down 2.2%, or up 3.5% on a constant currency basis. On a constant currency basis, net sales increased in Rest of World and Japan, offset in part by a decrease in EMEA. In Rest of World, net sales increased across all reportable segments. In Japan, net sales increased in Titleist golf balls and Titleist golf gear, partially offset by net sales decreases in Titleist golf clubs and FootJoy golf wear. In EMEA, net sales decreased in FootJoy golf wear, partially offset by net sales increases in all other reportable segments. In Korea, net sales remained flat, primarily due to higher sales volumes of Titleist golf gear, Titleist golf clubs and Titleist golf balls, largely offset by lower sales volumes of products that are not allocated to one of our four reportable segments and lower sales volumes in FootJoy golf wear.

Segment specifics:
•17.7% increase in net sales (20.2% increase on a constant currency basis) of Titleist golf balls primarily driven by higher sales volumes and higher average selling prices of Pro V1 and Pro V1x golf balls launched in the first quarter of 2023.

•13.5% increase in net sales (16.3% increase on a constant currency basis) of Titleist golf clubs largely due to higher sales volumes of our latest generation TSR drivers, fairways and hybrids and Scotty Cameron Super Select putters, partially offset by lower sales volumes of second model year wedges and irons.

•20.8% increase in net sales (24.1% increase on a constant currency basis) of Titleist golf gear primarily driven by higher sales volumes across all product categories reflecting improvements in supply chain and fulfillment constraints versus their impact in the first quarter of 2022 and higher average selling prices across all product categories.

•3.2% decrease in net sales (0.4% decrease on a constant currency basis) in FootJoy golf wear primarily due to a sales volume decline in footwear, partially offset by increased sales volumes in apparel.

Net income attributable to Acushnet Holdings Corp. increased 13.8% to $167.9 million, year over year, primarily as a result of an increase in income from operations, partially offset by increases in interest expense and income tax expense.
Adjusted EBITDA was $278.8 million, up 23.1% year over year. Adjusted EBITDA margin was 20.3% for the first six months versus 17.9% for the prior year period.
Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.195 per share of common stock. The dividend will be payable on September 15, 2023 to shareholders of record on September 1, 2023. The number of shares outstanding as of July 28, 2023 was 66,542,551.
During the quarter, the Company repurchased 482,500 shares of common stock on the open market at an average price of $49.72 for an aggregate of $24.0 million. On June 9, 2023, the Company entered into a new agreement with Magnus Holdings Co., Ltd. (“Magnus”), a wholly owned subsidiary of Fila Holdings Corp., to purchase from Magnus an equal amount of its common stock as it purchases on the open market over the period of time from June 12, 2023 through October 27, 2023, up to an aggregate of $100.0 million, at the same weighted average per share price.

2023 Outlook
The Company now expects full-year 2023 consolidated nets sales to be approximately $2,350 to $2,400 million, compared to its previous range of $2,325 to $2,375 million. On a constant currency basis, consolidated net sales are still expected to increase 5.0% to 7.2%. The Company now expects full-year 2023 Adjusted EBITDA to be approximately $355 to $375 million, compared to $345 to $365 million. The Company's outlook assumes no additional supply chain disruptions or changes in the impact of foreign currency. The Company plans to share additional details of the 2023 Outlook during its investor conference call.

Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on August 3, 2023 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.

About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2023 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; changes to the Rules of Golf with respect to equipment; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; share repurchase program execution and effects thereof; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission ("SEC") on March 1, 2023 as it may be updated by our periodic reports subsequently filed with the SEC. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share amounts)	2023	2022	2023	2022
Net sales	$689,363	$658,599	$1,375,653	$1,264,686
Cost of goods sold	320,840	314,993	641,458	604,081
Gross profit	368,523	343,606	734,195	660,605
Operating expenses:
Selling, general and administrative	242,015	239,167	464,554	434,858
Research and development	16,507	13,938	31,047	27,914
Intangible amortization	3,511	1,954	7,200	3,917
Income from operations	106,490	88,547	231,394	193,916
Interest expense, net	10,949	2,091	20,845	3,368
Other expense, net	428	2,147	1,092	3,473
Income before income taxes	95,113	84,309	209,457	187,075
Income tax expense	20,749	16,070	41,474	36,989
Net income	74,364	68,239	167,983	150,086
Less: Net loss (income) attributable to noncontrolling interests	291	(1,785)	(53)	(2,587)
Net income attributable to Acushnet Holdings Corp.	$74,655	$66,454	$167,930	$147,499

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$1.09	$0.91	$2.46	$2.01
Diluted	1.09	0.91	2.45	2.00
Weighted average number of common shares:
Basic	68,341,608	72,904,858	68,277,693	73,207,303
Diluted	68,649,044	73,391,880	68,647,983	73,655,624

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
(in thousands, except share and per share amounts)	2023	2022
Assets
Current assets
Cash, cash equivalents and restricted cash ($12,032 and $14,376 attributable to the FootJoy golf shoe joint venture ("FootJoy JV"))	$62,541	$58,904
Accounts receivable, net	394,886	216,695
Inventories ($10,063 and $17,866 attributable to the FootJoy JV)	562,328	674,684
Prepaid and other assets	131,798	108,793
Total current assets	1,151,553	1,059,076
Property, plant and equipment, net ($9,613 and $10,089 attributable to the FootJoy JV)	267,284	254,472
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	224,297	224,814
Intangible assets, net	544,334	525,903
Deferred income taxes	23,752	47,551
Other assets ($2,030 and $2,083 attributable to the FootJoy JV)	119,708	81,991
Total assets	$2,330,928	$2,193,807
Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity
Current liabilities
Short-term debt	$37,228	$40,336
Current portion of long-term debt	1,585	—
Accounts payable ($4,128 and $11,914 attributable to the FootJoy JV)	131,257	166,998
Accrued taxes	62,153	40,922
Accrued compensation and benefits ($1,282 and $1,651 attributable to the FootJoy JV)	87,298	98,245
Accrued expenses and other liabilities ($2,103 and $3,380 attributable to the FootJoy JV)	136,478	202,124
Total current liabilities	455,999	548,625
Long-term debt	642,717	527,509
Deferred income taxes	5,643	5,896
Accrued pension and other postretirement benefits	74,781	74,234
Other noncurrent liabilities ($61 and $2,145 attributable to the FootJoy JV)	88,883	54,177
Total liabilities	1,268,023	1,210,441
Redeemable noncontrolling interests	7,688	6,663
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 76,781,867 and 76,321,523 shares issued	77	76
Additional paid-in capital	965,446	960,685
Accumulated other comprehensive loss, net of tax	(114,345)	(109,668)
Retained earnings	613,584	473,130
Treasury stock, at cost; 10,175,003 and 8,892,425 shares (including 286,000 and 2,000,839 of accrued share repurchases)	(447,543)	(385,167)
Total equity attributable to Acushnet Holdings Corp.	1,017,219	939,056
Noncontrolling interests	37,998	37,647
Total shareholders' equity	1,055,217	976,703
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$2,330,928	$2,193,807

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
(in thousands)	2023	2022
Cash flows from operating activities
Net income	$167,983	$150,086
Adjustments to reconcile net income to cash flows provided by (used in) operating activities
Depreciation and amortization	25,374	20,665
Unrealized foreign exchange (gain) loss	(3,341)	6,769
Amortization of debt issuance costs	337	406
Share-based compensation	16,064	12,322
(Gain) loss on disposals of property, plant and equipment	(15)	22
Deferred income taxes	23,302	3,236
Changes in operating assets and liabilities	(110,087)	(284,151)
Cash flows provided by (used in) operating activities	119,617	(90,645)
Cash flows from investing activities
Additions to property, plant and equipment	(27,228)	(20,457)
Additions to intangible assets	(25,235)	—
Other, net	(887)	—
Cash flows used in investing activities	(53,350)	(20,457)
Cash flows from financing activities
(Repayments of) proceeds from short-term borrowings, net	(4,879)	91,270
Proceeds from revolving credit facilities	779,920	—
Repayments of revolving credit facilities	(661,605)	—
Repayments of term loan facility	—	(8,750)
Purchases of common stock	(138,021)	(96,571)
Dividends paid on common stock	(27,413)	(26,912)
Dividends paid to noncontrolling interests	—	(1,601)
Payment of employee restricted stock tax withholdings	(11,461)	(10,661)
Other, net	1,078	(3,600)
Cash flows used in financing activities	(62,381)	(56,825)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(249)	(4,658)
Net increase (decrease) in cash, cash equivalents and restricted cash	3,637	(172,585)
Cash, cash equivalents and restricted cash, beginning of year	58,904	281,677
Cash, cash equivalents and restricted cash, end of period	$62,541	$109,092

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Second Quarter Net Sales by Segment

	Three months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
Titleist golf balls	$237.6	$201.3	$36.3	18.0%	$39.8	19.8%
Titleist golf clubs	188.0	164.2	23.8	14.5%	26.8	16.3%
Titleist golf gear	69.9	69.1	0.8	1.2%	2.0	2.9%
FootJoy golf wear	158.2	177.9	(19.7)	(11.1)%	(16.9)	(9.5)%
Second Quarter Net Sales by Region

	Three months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
United States	$401.4	$351.4	$50.0	14.2%	$50.0	14.2%
EMEA	86.1	91.9	(5.8)	(6.3)%	(4.7)	(5.1)%
Japan	32.8	38.4	(5.6)	(14.6)%	(3.6)	(9.4)%
Korea	86.6	98.5	(11.9)	(12.1)%	(7.7)	(7.8)%
Rest of World	82.5	78.4	4.1	5.2%	8.2	10.5%
Total net sales	$689.4	$658.6	$30.8	4.7%	$42.2	6.4%

Six Months Net Sales by Segment

	Six months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
Titleist golf balls	$429.6	$365.1	$64.5	17.7%	$73.6	20.2%
Titleist golf clubs	368.8	325.0	43.8	13.5%	53.0	16.3%
Titleist golf gear	136.9	113.3	23.6	20.8%	27.3	24.1%
FootJoy golf wear	363.5	375.4	(11.9)	(3.2)%	(1.4)	(0.4)%
Six Months Net Sales by Region

	Six months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2023	2022	$ change	% change	$ change	% change
United States	$771.3	$646.5	$124.8	19.3%	$124.8	19.3%
EMEA	190.9	204.2	(13.3)	(6.5)%	(4.5)	(2.2)%
Japan	79.1	84.2	(5.1)	(6.1)%	3.7	4.4%
Korea	175.6	184.2	(8.6)	(4.7)%	0.8	0.4%
Rest of World	158.8	145.6	13.2	9.1%	21.5	14.8%
Total net sales	$1,375.7	$1,264.7	$111.0	8.8%	$146.3	11.6%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in the agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income (loss) relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income attributable to Acushnet Holdings Corp.	$74,655	$66,454	$167,930	$147,499
Interest expense, net	10,949	2,091	20,845	3,368
Income tax expense	20,749	16,070	41,474	36,989
Depreciation and amortization	12,743	10,298	25,374	20,665
Share-based compensation	8,781	6,969	16,064	12,322
Other extraordinary, unusual or non-recurring items, net (1)	4,479	2,790	7,107	3,025
Net (loss) income attributable to noncontrolling interests	(291)	1,785	53	2,587
Adjusted EBITDA	$132,065	$106,457	$278,847	$226,455
Adjusted EBITDA margin	19.2%	16.2%	20.3%	17.9%
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(1) For the three and six months ended June 30, 2023, includes costs associated with the optimization of our distribution and custom fulfillment capabilities.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2023, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation and other extraordinary, unusual or non-recurring items, net.